EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of GrafTech International, Ltd. (formerly UCAR International Inc.) on Form S-3 of our report dated February 14, 2003, except for Note 18, as to which the date is March 25, 2003 and Note 19, as to which the date is August 14, 2003, relating to the 2001 and 2002 consolidated financial statements of GrafTech International, Ltd. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002 and includes an explanatory paragraph relating to the restatement of the 2000 financial statements to give retroactive effect to the Company's discontinued operations, change in segments, and adoption of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections) appearing in the Form 8-K of GrafTech International, Ltd. filed on August 18, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.


/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
September 15, 2003